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                       Amendment No. 2 to Rights Agreement

         This Amendment No. 2, dated as of October 30, 1995, to the Rights Agreement, dated as of January 31, 1989, as amended (the "Agreement") between Pratt & Lambert, Inc., a New York corporation (the "Company") and Mellon Securities Trust Company (the "Rights Agent").

         WHEREAS, pursuant to the Agreement, the Board of Directors of the Company declared a dividend of one right (a "Right") for each Common Share of the Company ("Common Shares") outstanding on February 13, 1989 and authorized the issuance of one Right for each Common Share that became outstanding thereafter prior to the Distribution Date (as defined in the Agreement);

         WHEREAS, Section 26 of the Agreement provides that at any time when the Rights are then redeemable the Company may in its sole and absolute discretion supplement or amend any provision of the Agreement without the approval of any holders of the Rights or the Common Shares, provided that no supplement or amendment shall be made which changes the redemption price of the Rights or the final expiration date of the Rights;

         WHEREAS, the Rights are presently redeemable;

         WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to enter into discussions relative to a proposed Agreement and Plan of Merger (the "Merger Agreement") with respect to the merger of a wholly-owned subsidiary (the "Subsidiary") of another corporation with and into the Company (the "Merger");

         WHEREAS, in connection with the Merger it is contemplated that certain shareholders of the Company will enter into an agreement with Acquiror, granting Acquiror an

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irrevocable option to purchase their Common Shares and agreeing to tender such
Common Shares pursuant to the Offer (as hereinafter defined) or other similar provisions (the "Stock Tender Agreement");

         WHEREAS, by operation of the Merger Agreement, the Stock Tender Agreement, or both, the signatories thereto could be deemed to have an agreement or arrangement for the purpose of acquiring, holding, voting or disposing of Common Shares and thus become an Acquiring Person or Persons under the Agreement;

         WHEREAS, pursuant to the Merger Agreement, subject to certain conditions to be specified therein, Acquiror, through the Subsidiary, would make a cash tender offer to acquire all the issued and outstanding Common Shares of the Company (the "Offer"), and subsequently enter into the Merger;

         WHEREAS, the payment for Common Shares pursuant to the Offer, the Merger, or both, may make Acquiror, the Subsidiary and their Affiliates and Associates an Acquiring Person or Persons under the Agreement;

         NOW, THEREFORE, in consideration of the premises, the parties hereby agree to amend the Agreement as follows:

         1. The defined term "Acquiring Person" is hereby amended to add the following sentence to the end of such definition:

         Notwithstanding the foregoing, none of (i) any Person (an "Acquiror") with whom the Company enters into an agreement, on or before November 10, 1995 (a "Merger Agreement"), providing for an acquisition by such person or its Subsidiary of all of the

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         Common Shares (an "Acquisition"), (ii) all Subsidiaries, Affiliates and
         Associates of an Acquiror and (iii) any shareholder of the Company who enters into an agreement with an Acquiror, on or before November 10, 1995 (the "Tender and Option Agreement"), agreeing to take certain actions with respect to the Common Shares owned by them, shall be deemed to be Acquiring Persons solely by reason of (A) being a party to or acquiring Common Shares (whether through a tender offer or the consummation of the merger contemplated by the Merger Agreement) pursuant to the terms of the Merger Agreement and being the Beneficial Owner of the Common Shares so acquired, (B) being a party to or selling or acquiring Common Shares pursuant to the terms of the Tender and Option Agreement and being the Beneficial Owner of the Common Shares so acquired, (C) being a party to and complying with the terms of the Merger Agreement or the Tender and Option Agreement or (D) entering into any agreement, arrangement or understanding with respect to any of the foregoing.

         3. The defined term "Section 11(a)(ii) Event" is hereby amended to add the following sentence to the end of such definition:

         Notwithstanding anything to the contrary contained in this Agreement, none of the transactions contemplated by the Merger Agreement or the Tender and Option Agreement shall constitute a Section 11(a)(ii) Event.

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         4. The defined term "Section 13 Event" is hereby amended to add the following sentence to the end of such definition:

         Notwithstanding anything to the contrary contained in this Agreement, none of the transactions contemplated by the Merger Agreement or the Tender and Option Agreement shall constitute a Section 13 Event.

         5. The defined term "Triggering Event" is hereby amended to add the following sentence to the end of such definition:

         Notwithstanding anything to the contrary contained in this Agreement, none of the transactions contemplated by the Merger Agreement or the Tender and Option Agreement shall constitute a Triggering Event.

         6. Section 3(a) is hereby amended to add the following sentence to the end thereof:

         Notwithstanding anything to the contrary contained in this Agreement, neither the announcement nor the consummation of the Merger Agreement or the Tender and Option Agreement or any of the transactions contemplated by those agreements shall constitute or result in the occurrence of a Distribution Date.

         7. Section 11(a)(ii)(B) is hereby amended to add the following immediately preceding the semicolon in the last line thereof:

         , provided further, that a Person shall not be deemed to have become the beneficial owner of 25% or more of the Common Shares then outstanding for the purpose of this Section 11(a)(ii)(B) solely by reason of (A) being a party to or acquiring Common Shares pursuant to the terms of the Merger Agreement, (B) being a party to or selling or acquiring Common Shares pursuant to the terms of

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         the Tender and Option Agreement, (C) being a party to and complying with the terms of the Merger Agreement or the Tender and Option Agreement or (D) entering into any agreement, arrangement or understanding with respect to any of the foregoing.

         8. Section 13(a) is hereby amended to add the following sentence to the end thereof:

         Notwithstanding anything to the contrary contained in this Agreement, this Section 13(a) shall not apply to any merger consummated pursuant to the terms of the Merger Agreement.

         IN WITNESS WHEREOF, the parties hereto have consented to this Amendment No. 2 to the Rights Agreement to be duly executed, all as of the day and year first above written.

                                           PRATT & LAMBERT UNITED, INC.


Attest:______________________              By:______________________


                                           MELLON SECURITIES TRUST
                                             COMPANY


Attest:______________________              By:______________________


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